Exhibit 1.1

Execution Version

Heritage Commerce Corp

$40,000,000

5.25% Fixed-to-Floating Rate Subordinated Notes due 2027

UNDERWRITING AGREEMENT

May 23, 2017

Sandler O’Neill & Partners, L.P.,

as Representative of the Underwriters

named in Schedule I hereto,

c/o Sandler O’Neill & Partners, L.P.

1251 Avenue of the Americas, 6th Floor

New York, New York 10020

Ladies and Gentlemen:

HERITAGE COMMERCE CORP, a California corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to the underwriters named in Schedule I hereto (each, an “Underwriter” and, collectively, the “Underwriters”), for whom Sandler O’Neill & Partners, L.P. is acting as representative (the “Representative”), an aggregate of $40,000,000 principal amount of its 5.25% Fixed-to-Floating Rate Subordinated Notes due 2027 (the “Notes”).  The Notes will be issued pursuant to a Subordinated Indenture, to be dated on or about May 26, 2017, as supplemented by the First Supplemental Indenture to be dated on or about May 26, 2017 (collectively, the “Indenture”), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”).

The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) a shelf registration statement on Form S-3 (Registration No. 333-213625), as amended, including the prospectus included therein, which registration statement, as amended, was declared effective by the Commission on September 30, 2016 under the Securities Act of 1933, as amended (the “1933 Act”), and the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission thereunder (collectively, the “TIA”), and the Company has filed such post-effective amendments thereto as may be required prior to the execution of this Agreement and each such post-effective amendment is effective under the 1933 Act.  Such registration statement covers the registration of the offer and sale of the Notes and other securities of the Company under the 1933 Act. Promptly after execution and delivery of this Agreement, the Company will prepare and file a final prospectus supplement with respect to the Notes and the Base Prospectus (as hereinafter defined) in accordance with the provisions of Rule 430B (“Rule 430B”) of the rules and regulations of the Commission under the 1933 Act (the “1933 Act Regulations”) and paragraph (b) of Rule 424 (“Rule 424(b)”) of the 1933 Act Regulations. Any information included in each such final prospectus supplement or the Base Prospectus that was omitted from such registration statement at the time it became effective but that is deemed to be part of and included in such registration statement pursuant to Rule 430B is referred to as “Rule 430B Information.”  The Base Prospectus, together with the related prospectus supplement, used in connection with the offering of the Notes that omitted the Rule 430B Information or that was captioned “Subject to Completion” (or a similar caption) filed with the Commission pursuant to Rule 424(b), is herein called, together with the documents incorporated and deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act, a “preliminary prospectus” and all references herein to any “preliminary prospectus” shall be deemed to mean and include, without limitation, the Statutory Prospectus (as defined below) and each “preliminary prospectus” included in the registration statement referred to above.  Such registration statement, at any given time, including the amendments thereto at such time, the exhibits and any schedules thereto at such time, the documents incorporated and deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at such time, and the documents and information (including, without limitation, any Rule 430B Information) otherwise deemed to be a part thereof or included therein by 1933 Act Regulations at such time, is herein called the “Registration Statement.”  The Company’s prospectus dated September 30, 2016 (the “Base Prospectus”) and the final prospectus supplement dated as of the date hereof, relating to the offering of the Notes in the form first furnished to the Underwriters by the Company for use in connection with the offering of the Notes (whether to meet the requests of purchasers pursuant to Rule 173 under the 1933 Act Regulations or otherwise), including the documents incorporated and deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at such time, are hereinafter called, collectively, the “Prospectus.”  For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus, the Prospectus, any Issuer-Represented Free Writing Prospectus (as hereinafter defined) or any amendment or supplement to any of the foregoing shall be deemed to include the copy thereof filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”).

In the event that the Company shall file a registration statement pursuant to Rule 462(b) under the 1933 Act (a “Rule 462(b) Registration Statement”) in connection with the offering of the Notes, then, from and after the date of such filing, all references herein to the “Registration Statement” shall be deemed to mean and include such Rule 462(b) Registration Statement, mutatis mutandis, unless otherwise expressly stated or the context otherwise requires.

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” (or other references of like import) in the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to mean and include all such financial statements and schedules and other information, as applicable, which is incorporated or deemed to be incorporated by reference in, or otherwise deemed by the 1933 Act Regulations (including, without limitation, pursuant to Rule 430B(f) of the 1933 Act Regulations) to be a part of or included in, the Registration Statement, such preliminary prospectus or the Prospectus, as the case may be; and all references in this Agreement to amendments or supplements to the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934, as amended (the “1934 Act”),which is incorporated or deemed to be incorporated by reference in the Registration Statement, such preliminary prospectus, the Statutory Prospectus or the Prospectus, as the case may be.

1.                                      (a)                                 The Company represents and warrants to each of the several Underwriters as of the Applicable Time (as defined in Section 1(a)(iv) below) and as of the Closing Date (as defined in Section 4(a) below), and agrees with each of the several Underwriters, as follows:

(i)                                     (A) At the time of the original filing of the Registration Statement, (B) at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Notes, (C) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the 1933 Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the 1934 Act or form of prospectus), and (D) as of the Applicable Time, the Company satisfied, and will satisfy, the registrant eligibility requirements for the use of Form S-3 under the 1933 Act set forth in Instruction No. I.A. to such form, and was not, and will not be, an “ineligible issuer” as defined in Rule 405 under the 1933 Act.

(ii)                                  The Registration Statement became effective with the Commission on September 30, 2016, any post-effective amendments thereto filed prior to the date of this Agreement have also become effective by the Commission and any Rule 462(b) Registration Statement has become or will become effective upon filing thereof with the Commission.  No stop order suspending the effectiveness of the Registration Statement or any Rule 462(b) Registration Statement has been issued under the 1933 Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated by the Commission.

(iii)                               At the respective times the Registration Statement became effective and any amendment thereto became effective, at the time that any Rule 462(b) Registration Statement became effective, at each “new effective date” with respect to the Underwriters pursuant to Rule 430B(f)(2) of the 1933 Act Regulations, and at the Applicable Time and the Closing Date, the Registration Statement and any amendments thereto complied, comply and will comply in all material respects with the requirements of the 1933 Act, the 1933 Act Regulations and the TIA, and did not, do not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

As of the date the Prospectus or any amendment or supplement thereto was issued and as of the Applicable Time and the Closing Date, neither the Prospectus nor any amendment or supplement thereto included, includes or will include an untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Each preliminary prospectus and each Prospectus and any amendments or supplements thereto filed pursuant to Rule 424(b) under the 1933 Act complied when so filed, in all material respects with the 1933 Act and the 1933 Act Regulations and each preliminary prospectus and the Prospectus and any amendments or supplements thereto delivered to the Underwriters for use in connection with the offering of the Notes (whether to meet requests of purchasers pursuant to Rule 173 under the 1933 Act Regulations or otherwise) was identical, except for any de minimis changes, to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(iv)                              As of the Applicable Time, neither (x) all Issuer-Represented General Use Free Writing Prospectuses (as defined below) issued at or prior to the Applicable Time, the Final Term Sheet and the Statutory Prospectus, all considered together (collectively, the “General Disclosure Package”), nor (y) any individual Issuer-Represented Limited-Use Free Writing Prospectus (as defined below), when considered together with the General Disclosure Package, included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

As used in this Section 1(a)(iv) and elsewhere in this Agreement:

“Applicable Time” means 2:00 p.m. (New York City time) on May 23, 2017, or such other date or time as agreed by the Company and the Representative.

“Final Term Sheet” means the final term sheet set forth on Schedule III hereto, reflecting the final terms of the Notes.

“Issuer-Represented Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”), relating to the Notes (including, without limitation, any such issuer free writing prospectus that (i) is required to be filed with the Commission by the Company, (ii) is a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i),whether or not required to be filed with the Commission or (iii) is exempt from filing pursuant to Rule 433(d)(5)(i) because it contains a description of the Notes or of the offering that does not reflect the final terms), in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Issuer-Represented General Use Free Writing Prospectus” means any Issuer-Represented Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being specified in Schedule II hereto.

“Issuer-Represented Limited-Use Free Writing Prospectus” means any Issuer-Represented Free Writing Prospectus that is not an Issuer-Represented General Use Free Writing Prospectus.

“Statutory Prospectus” means, at any time, the Base Prospectus and the preliminary prospectus supplement dated May 22, 2017, relating to the offering of the Notes, in the form first furnished to the Underwriters by the Company for use in connection with the offering of the Notes, including the documents incorporated and deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at such time.

Each Issuer-Represented Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offering and sale of the Notes, did not, does not and will not include any information that materially conflicted, conflicts or will conflict with the information contained in the Registration Statement, the Statutory Prospectus or the

Prospectus, in each case including the documents incorporated and deemed to be incorporated by reference therein.

Notwithstanding anything herein to the contrary, the representations and warranties in this Section l(a)(iv) shall not apply to (A) statements in or omissions from the Registration Statement, the General Disclosure Package, the Prospectus or any Issuer-Represented Free Writing Prospectus made in reliance upon and in conformity with written information furnished to the Company by the Underwriters through the Representative expressly for use therein, it being understood and agreed that the only such information furnished by the Underwriters consists of the Underwriters’ Information (defined below) described as such in Section 8 hereof and (B) that part of the Registration Statement that constitutes the Statement of Eligibility and Qualification (Form T-1) of the Trustee under the TIA.

(v)                                 The Company has not prepared, made, used, authorized, approved or distributed and will not, and will not cause or allow its agents or representatives to, prepare, make, use, authorize, approve or distribute any written communication that constitutes an offer to sell or a solicitation of an offer to buy the Notes, or otherwise is prepared to market the Notes, other than the Registration Statement, the General Disclosure Package, the Prospectus or any Issuer-Represented Free Writing Prospectus reviewed and consented to by the Representative.

(vi)                              The documents incorporated or deemed to be incorporated by reference in the Registration Statement, the General Disclosure Package, or the Prospectus, at the respective time they were or hereafter are filed with the Commission, complied, comply and will comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder (the “1934 Act Regulations”), and did not, do not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  There are no material contracts or other documents required to be described in such incorporated documents or the Registration Statement, the General Disclosure Package or the Prospectus or to be filed as exhibits to such incorporated documents or the Registration Statement, the General Disclosure Package or the Prospectus which have not been described or filed as required.

(vii)                           The statements set forth in the Statutory Prospectus or the Prospectus under the captions “Risk Factors,” “Description of Capital Stock,” “Description of Debt Securities,” and “Description of Notes,” insofar as they purport to constitute a summary of the terms of the Notes or certain provisions of the Company’s amended and restated articles of incorporation and amended and restated bylaws or California law, and under the caption “Regulation and Supervision” in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, insofar as they purport to describe the provisions of the laws, rules, regulations and documents referred to therein, are accurate and complete in all material respects.

(viii)                        The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and the Company is qualified to do business as a foreign corporation in each jurisdiction in which qualification is required, except where failure to so qualify would not reasonably be expected to have a Material Adverse Effect

(as defined below).  The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed on Annex I (the “Subsidiaries”).  The Company does not have any significant subsidiaries (as defined in Rule 1-02 of Regulation S-X (a “Significant Subsidiary”)) other than Heritage Bank of Commerce (the “Bank”) as reflect on Exhibit 21.1 to the Company’s most recent Annual Report on Form 10-K filed with the Commission.  Each Subsidiary is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation with corporate power and authority to own its properties and conduct its business as described in each of the General Disclosure Package and the Prospectus, and is qualified to do business as a foreign corporation in each jurisdiction in which qualification is required, except where failure to so qualify would not reasonably be expected to have a Material Adverse Effect (as defined below).

(ix)                              Subsequent to the respective dates as of which information is contained in the Registration Statement, the General Disclosure Package and the Prospectus, except as disclosed therein, (i) neither the Company nor any of the Subsidiaries has incurred any liabilities, direct or contingent, including without limitation any losses or interference with its business from fire, explosion, flood, earthquakes, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute or court or governmental action, order or decree, that would have a Material Adverse Effect, (ii) there has not been any material decrease in the capital stock or any material increase in any short-term or long-term indebtedness of the Company or the Subsidiaries, taken as a whole, or any payment of or declaration to pay any dividends or any other distribution with respect to the Company, other than cash or stock dividends in the normal course of business consistent with past practice, and (iii) there has not been any material adverse change in the properties, earnings, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole (a “Material Adverse Effect”).

(x)                                 The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.  The Bank holds the requisite authority to do business as a state chartered banking association as described in each of the General Disclosure Package and the Prospectus.  The Company and each Subsidiary are in compliance with all laws administered by the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Federal Deposit Insurance Corporation (the “FDIC”), the California Department of Business Oversight (the “DBO”), and any other federal or state bank or other regulatory authorities with jurisdiction over the Company and its Subsidiaries, except for failures to be so in compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(xi)                              The Company meets the requirements under the 1933 Act specified in the Financial Industry Regulatory Authority (“FINRA”) Conduct Rule 5110(b)(7)(C)(i).

(xii)                           The Company has an authorized capitalization as set forth in each of the General Disclosure Package and the Prospectus under the heading “Capitalization.” With respect to each of the Subsidiaries, all the issued and outstanding shares of such Subsidiary’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable, are owned directly by the Company or one of its Subsidiaries free and clear of any liens, claims or encumbrances.  The authorized capital stock of the Company conforms and will conform in all material respects as to legal matters to the description thereof contained in the Registration Statement, the General Disclosure Package and the Prospectus.

(xiii)                        The Notes have been duly authorized by the Company and, when duly executed, authenticated, issued and delivered as provided in the Indenture and paid for in the manner set forth in this Agreement, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law), and will be entitled to the benefits of the Indenture.

(xiv)                       The Indenture has been duly authorized by the Company and is duly qualified under the TIA and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

(xv)                          The Underwriting Agreement, Notes and the Indenture will conform in all material respects to the respective statements relating thereto contained in the Registration Statement, the General Disclosure Package and the Prospectus and will be in substantially the respective forms filed or incorporated by reference, as the case may be, as exhibits to the Registration Statement.

(xvi)                       The Company has the requisite corporate power and authority to enter into this Agreement, the Notes and the Indenture (collectively, the “Transaction Documents”) and to perform its obligations contemplated hereby and thereby. This Agreement has been duly authorized, executed and delivered by the Company and all action required to be taken by the Company for the due and proper authorization, execution and delivery of each of the Transaction Documents and the consummation of the transactions contemplated thereby has been, or, for the Transaction Documents other than this Agreement, will be prior to the Closing Date duly and validly taken.  This Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law), and subject to 12 U.S.C. § 1818(b)(6)(D) (or any successor statute) and similar bank regulatory powers of the Federal Reserve, the FDIC, the DBO, or any other federal or state bank or other regulatory authorities with jurisdiction over the Company and its Subsidiaries and subject to the application of principles of public policy, and except as rights to indemnity or contribution, including but not limited to, indemnification provisions set forth in Section 8 of this Agreement may be limited by federal or state securities law or the public policy underlying such laws.

(xvii)                    Any and all material swaps, caps, floors, futures, forward contracts, option agreements (other than stock options issued to the Company’s employees, directors, agents or consultants) and other derivative financial instruments, contracts or arrangements, whether entered into for the account of the Company or one of the Subsidiaries or for the account of a customer of the Company or one of the Subsidiaries, were entered into in the ordinary course of business and in accordance in all material respects with applicable laws, rules, regulations and policies of all applicable regulatory agencies and with counterparties believed by the Company to be financially responsible at the time.  The Company and each of the Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent that such obligations to perform have accrued, and there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(xviii)                 Crowe Horwath LLP, who has certified and expressed their opinion with respect to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, are registered independent public accountants as required by the 1933 Act and the 1933 Act Regulations and by the rules of the Public Company Accounting Oversight Board and Crowe Horwath LLP is not in violation of the auditor independence requirements of the Sarbanes-Oxley Act of 2002 with respect to the Company.

(xix)                       The execution, delivery and performance by the Company of this Agreement and the Transaction Documents (other than this Agreement), the issuance and sale of the Notes by the Company, the compliance by the Company with all of the provisions of the Transaction Documents and this Agreement and the consummation of the transactions contemplated by the Transaction Documents (including, without limitation, the use of proceeds from the sale of the Notes as described in the Statutory Prospectus or the Prospectus under the caption “Use of Proceeds”), do not and will not (i) violate or conflict with any provision of the amended and restated articles of incorporation or amended and restated bylaws of the Company, each as amended through the date hereof or the organizational documents of any Subsidiary and (ii) except as would not reasonably be expected to result in a Material Adverse Effect and will not materially and adversely affect the Company’s ability to consummate the transactions contemplated by this Agreement, will not (x) result in the creation of any lien, charge, security interest or encumbrance upon any assets of the Company or any Subsidiary pursuant to the terms or provisions of, and will not conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under, or give rise to the accelerated due date of any payment due under, any agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which any of the Company or any Subsidiary is a party or by which any of the Company or any Subsidiary or their respective properties may be bound or affected or (y) violate any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental agency or body applicable to the Company or any Subsidiary or any of their respective properties.  All consents, approvals, licenses, qualifications, authorizations or other orders of any court, regulatory body, administrative agency or other governmental agency or body that are required for the execution and delivery of the Transaction Documents by the Company or the consummation of the transactions contemplated by the Transaction Documents by the Company, including the issuance, sale, authentication and delivery of the Notes, have been obtained, except such consents, approvals authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Notes by the Underwriters.

(xx)                          No “nationally recognized statistical rating organization” (as defined in Rule 436(g)(2) under the 1933 Act) (i) has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) to retain any rating assigned to the Company or any of the Subsidiaries or to any securities of the Company or any of the Subsidiaries or (ii) has indicated to the Company that it is considering (A) the downgrading, suspension, or withdrawal of or any review (or of any potential or intended review) for a possible adverse change in, any rating so assigned (including, without limitation, the placing of any of the foregoing ratings on credit watch with negative or developing implications or under review with an uncertain direction) or (B) any adverse change in the outlook for any rating of the Company or any of the Subsidiaries or any securities of the Company or any of the Subsidiaries.

(xxi)                       No person has the right to require the Company or any of its Subsidiaries to register any securities for sale under the 1933 Act by reason of the filing of the Registration Statement with the Commission or the issuance and sale of the Notes to be sold by the Company hereunder.

(xxii)                    The deposit accounts of the Bank are insured up to the applicable limits by the FDIC and no proceeding for the revocation or termination of such deposit insurance has been instituted or is pending or, to the knowledge of the Company, is threatened.

(xxiii)                 Except as disclosed in each of the Registration Statement, the General Disclosure Package and the Prospectus, there are no legal or governmental actions, suits or proceedings pending or, to the Company’s knowledge, threatened against the Company or any Subsidiary before or by any court, regulatory body or administrative agency or any other governmental agency or body, domestic, or foreign, which actions, suits or proceedings, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and no labor disturbance by the employees of the Company exists or, to the Company’s knowledge, is imminent, that would reasonably be expected to have a Material Adverse Effect.

(xxiv)                Except as disclosed in each of the General Disclosure Package and the Prospectus, no Subsidiary of the Company is currently prohibited, directly or indirectly, under any order of the FDIC or the Federal Reserve (other than orders applicable to banks and their holding companies and their subsidiaries generally) or any other federal or state bank regulatory authorities with jurisdiction over any Subsidiary, under any applicable law, or under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s properties or assets to the Company or any other Subsidiary of the Company.

(xxv)                   The Company and each Subsidiary has good and marketable title in fee simple (in the case of real property) to, or have valid and marketable rights to lease or otherwise use, all items of real and personal property and assets that are material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, mortgages, pledges, or encumbrances of any kind except (i) those, that do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries, or (ii) those that would not reasonably be expected to have a Material Adverse Effect.  Any real property and buildings held under lease or sublease by the Company and each of its Subsidiaries are held by them under valid, subsisting and enforceable leases. Neither the Company nor any Subsidiary has any notice of any claim that has been asserted by anyone adverse to the rights of the Company or any of its Subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or any Subsidiary thereof to the continued possession of the leased or subleased premises under any such lease or sublease, except claims that would not be reasonably expected to have a Material Adverse Effect.

(xxvi)                Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, neither the Company nor any of its Subsidiaries is a party to a letter of intent, accepted term sheet or similar instrument or any binding agreement that contemplates an acquisition, disposition, transfer or sale of the assets (as a going concern) or capital stock of the Company or of any Subsidiary or business unit or any similar business combination transaction which would be material to the Company and its Subsidiaries taken as a whole.

(xxvii)             Except as disclosed in each of the General Disclosure Package and the Prospectus, since December 31, 2016, (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, (ii) the Company has not made or declared any distribution in cash or in kind to its shareholders, (iii) neither the Company nor any of its Subsidiaries has issued any capital stock or securities issuable into capital stock except for securities issued pursuant to the Company’s existing shareholder approved equity incentive plans, (iv) neither the Company nor its Subsidiaries has incurred any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not fully reflected or reserved against in the financial statements described in Section 1(a)(xli), except for liabilities that have arisen since such date in the ordinary course of business and that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect and (v) no event or events have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.  As used in this paragraph, references to the General Disclosure Package and the Prospectus exclude any amendments or supplements thereto subsequent to the date of this Agreement.

(xxviii)          The Company owns, is licensed or otherwise possesses adequate rights to use, all patents, patent rights, inventions, know-how (including trade secrets and other unpatented or unpatentable or confidential information, systems, or procedures), trademarks, service marks, trade names, copyrights and other intellectual property rights (collectively, the “Intellectual Property”) necessary for the conduct of its business as it is currently conducted and as described in each of the General Disclosure Package and the Prospectus, except as would not reasonably be expected to have a Material Adverse Effect. No claims have been asserted against the Company by any person with respect to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any such Intellectual Property except as would not reasonably be expected to have a Material Adverse Effect.

(xxix)                            Except as described in the General Disclosure Package and the Prospectus, neither the Company nor any of its Subsidiaries is (a) in violation of its charter or bylaws or other organizational documents, as applicable; (b) is in default under, and no event has occurred which, with notice or lapse of time or both, would constitute such a default or result in the creation or imposition of any lien, charge, or encumbrance upon any property or assets of the Company or any of its Subsidiaries, pursuant to any agreement, mortgage, deed of trust, lease, franchise, license, indenture or permit; or (c) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except in the case of clauses (b) and (c) above, as would not reasonably be expected to have a Material Adverse Effect.

(xxx)                               The Company and its Subsidiaries are and at all prior times were, in compliance with Environmental Laws and Regulations, except where failure to be so in compliance would not be reasonably expected to have a Material Adverse Effect.  “Environmental Laws and Regulations” shall mean any applicable federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment or natural resources, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.  Neither the Company nor its Subsidiaries has received notice of any actual or potential liability under or relating to, or actual or potential violation of, any Environmental Laws, including for the investigation or remediation of any release or threat of release of Hazardous Materials, except where such actual or potential violation would not be reasonably expected to have a Material Adverse Effect.

(xxxi)                            Except as described in the General Disclosure Package and the Prospectus, neither the Company nor any of its Subsidiaries is subject or is party to, or has received any notice or advice that any of them may become subject or party to any investigation with respect to, any corrective, suspension or cease-and-desist order, agreement, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been a recipient of any supervisory letter (including, without limitation, any notification from the FDIC of a proposal to increase the minimum capital requirements of the Bank, pursuant to the FDIC’s authority under 12 U.S.C. 3907(a)(2)) from, or has adopted any board resolutions at the request of, any agency that currently relates to or restricts in any material respect the conduct of their business or that in any manner relates to their capital adequacy, credit policies or management (each, a “Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised by any agency that it is considering issuing or requesting any such Regulatory Agreement.  The Bank is an insured depository institution and has received a Community Reinvestment Act rating of “Satisfactory” or better. There is no unresolved violation, criticism or exception by any agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries which, in the reasonable judgment of the Company, is expected to result in a Material Adverse Effect. The application of the proceeds received by the Company from the issuance, sale and delivery of the Notes as described in the

General Disclosure Package, and the Prospectus, will not violate Regulation T, U or X of the Federal Reserve or any other regulation of the Federal Reserve.

(xxxii)                         Neither the Company nor any of its Subsidiaries has participated in any listed transaction under Treasury Regulation Section 1.6011-4(b)(1).

(xxxiii)                      Except as disclosed in the General Disclosure Package, the Company and each Subsidiary has filed on a timely basis (giving effect to extensions) all required federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon to the extent that such taxes have become due and are not being contested in good faith, and the Company does not have knowledge of any tax deficiency that has been or might be asserted or threatened against it or any Subsidiary, in each case, that would be reasonably expected to have a Material Adverse Effect.  All material tax liabilities accrued through the date hereof have been adequately provided for on the books of the Company. There is no tax lien, whether imposed by any federal, state or other taxing authority, outstanding against the assets of the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

(xxxiv)                     Neither the Company nor the Bank is required and, after giving effect to the offering and sale of the Notes and the application of the proceeds thereof, will be required to register as an “investment company,” under the Investment Company Act of 1940, as amended.

(xxxv)                        The Company and each of its Subsidiaries maintain insurance underwritten by insurers of recognized financial responsibility, of the types and in the amounts that the Company reasonably believes is adequate to protect its business on a consolidated basis, including, but not limited to, insurance covering real and personal property owned or leased by the Company or any of its Subsidiaries, operations, personnel and businesses, all of which insurance is in full force and effect. There are no claims by the Company or any Subsidiary under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause which would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received notice from any insurance carrier that such insurance will be canceled or that coverage thereunder will be reduced or eliminated, and there are presently no material claims pending under policies of such insurance and no notices have been given by the Company or any Subsidiary under such policies.

(xxxvi)                     Neither the Company nor to the knowledge of the Company, any affiliate of the Company nor, to the knowledge of the Company, any person acting on their behalf has taken, nor will the Company or any affiliate or any person acting on their behalf take, directly or indirectly, any action which is designed to or which has constituted or which would be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes.

(xxxvii)                  The statistical, industrial and market-related data contained or incorporated by reference in the Prospectus or the General Disclosure Package is based on or derived from sources which the Company believes are reliable and accurate in all material respects and are presented on a reasonable basis in all material respects.  Each “forward-looking statement” (within the meaning of Section 27A of the 1933 Act or Section 21E of the 1934 Act) contained or incorporated by reference in the Prospectus or the General Disclosure Package has been made or reaffirmed with a reasonable basis and in good faith.

(xxxviii)               No transaction has occurred or relationship, direct or indirect, exists between or among the Company or any Subsidiary, on the one hand, and its officers, directors or shareholders, customers or suppliers, on the other hand, that is required by the 1933 Act, the 1933 Act Regulations, the 1934 Act or the 1934 Act Regulations to have been described in the Registration Statement, the General Disclosure Package or the Prospectus or any documents incorporated or deemed to be incorporated by reference therein and that is not so described as required.

(xxxix)                     There is no transaction, arrangement or other relationship between the Company or any of its Subsidiaries and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its 1934 Act filings and is not so disclosed or that otherwise would be reasonably expected to have a Material Adverse Effect.

(xl)                                          The Company and each Subsidiary has all franchises, licenses, permits, certificates and other authorizations from such federal, state or local government or governmental agency, department or body that are currently necessary to own, lease and operate their respective properties and currently necessary for the operation of their respective businesses, except where the failure to possess currently such franchises, licenses, permits, certificates and other authorizations is not reasonably expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any written notice of proceedings relating to the revocation or modification of any such franchise, license, permit, certificate or other authorizations that, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect.

(xli)                                       The audited consolidated financial statements and related notes and supporting schedules of the Company and the Subsidiaries incorporated by reference into the Registration Statement, the General Disclosure Package and the Prospectus (the “Financial Statements”) present fairly, in all material respects, the financial position, results of operations, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries, as of the respective dates and for the respective periods to which they apply and have been prepared in accordance with generally accepted accounting principles of the United States, applied on a consistent basis throughout the periods involved and the requirements of Regulation S-X, except as set forth therein.  The financial data set forth under the caption “Summary Financial Information” in the Registration Statement, the General Disclosure Package and the Prospectus has been prepared on a basis consistent with that of the Financial Statements.  The unaudited as adjusted financial information and related notes and supporting schedules of the Company and the Subsidiaries contained in the Registration Statement, the General Disclosure Package and the Prospectus have been prepared in accordance with the requirements of Regulation S-X in all material respects and have been properly presented on the basis described therein, and give effect to assumptions used in the preparation thereof that are on a reasonable basis and in good faith and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein. No other financial statements or supporting schedules are required to be included in the Registration Statement, the General Disclosure Package and the

Prospectus. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement  fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines thereto. To the extent applicable, all disclosures contained in the Registration Statement, the General Disclosure Package or the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the Commission’s rules and regulations) comply with Regulation G of the 1934 Act and Item 10 of Regulation S-K under the 1934 Act, as applicable.

(xlii)                                    The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the 1934 Act) that have been designed by, or under the supervision of, its principal executive and financial officer, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the 1934 Act) that are designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and the Company’s principal financial officer or persons performing similar functions. The Company has not become aware of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company is otherwise in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations promulgated thereunder.

(xliii)                                 The Registration Statement is not the subject of a pending proceeding or examination under Section 8(d) or 8(e) of the 1933 Act, and the Company is not the subject of a pending proceeding under Section 8A of the 1933 Act in connection with the offering of the Notes.

(xliv)                                Neither the Company, nor any Subsidiary, nor, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any Subsidiary has, in the course of its actions for, or on behalf of, the Company within the past five (5) years (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or any law, rule or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997 (the “Convention”); or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.  The Company has instituted and maintains procedures designed to ensure continued compliance with the Convention, the FCPA and similar applicable laws, rules and regulations based on the business of the Company as conducted on the date hereof.

(xlv)                                   The operations of the Company and its Subsidiaries are and have within the past five (5) years been conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, Title 18 U.S. Code section 1956 and 1957, the Patriot Act and the applicable money laundering statutes of all jurisdictions where the Company and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any governmental agency having jurisdiction over the Company (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened. Each of the Company and its Subsidiaries has instituted and maintains policies and procedures designed to ensure continued compliance with the Money Laundering Laws.

(xlvi)                                Neither the Company, nor any Subsidiary, nor, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any Subsidiary is (A) an individual or entity currently subject or, to the Company’s knowledge, a target of any U.S. sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”) or (B) located, organized or resident in a country or territory that is subject of Sanctions, including, without limitation, Cuba, Iran, North Korea, Syria and Crimea (each, a “Sanctioned Country”).  The Company will not, in violation of any applicable Sanctions, directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of applicable Sanctions.

(xlvii)                             The Company has not sold, issued or distributed any debt securities during the six-month period preceding the date hereof.

(xlviii)                          Other than as contemplated by this Agreement, there is no broker, finder or other party that is entitled to receive from the Company or any Subsidiary any brokerage or finder’s fee or any other fee, commission or payment as a result of the transactions contemplated by this Agreement.

(xlix)                                The Company is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (herein called “ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in Section 3(2) of ERISA) for which the Company would have any material liability; the Company has not incurred and does not expect to incur any material liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any

“pension plan”; or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “Pension Plan” for which the Company would have liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

2.                                      (a)                                 Subject to the terms and conditions herein set forth, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, the respective principal amount of the Notes set forth opposite each Underwriter’s name in Schedule I hereto at a purchase price equal to 98.50% of the principal amount thereof plus accrued interest, if any, from May 26, 2017 to the date on which the Time of Delivery (as defined below) occurs.

(b)                                 The Company understands that the Underwriters intend to make a public offering of the Notes as soon after the effectiveness of this Agreement as in the judgment of the Representative is advisable.  The Company acknowledges and agrees that the Underwriters may offer and sell the Notes to or through any affiliate of an Underwriter and that any such affiliate may offer and sell the Notes purchased by it to or through any Underwriter.

(c)                                  It is understood that each Underwriter has authorized the Representative, for such Underwriter’s account, to accept delivery of, receipt for, and make payment of the purchase price for the Notes which such Underwriter has agreed to purchase. Sandler O’Neill & Partners, L.P., individually and not as representative of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Notes to be purchased by any Underwriter whose funds have not been received by Sandler O’Neill & Partners, L.P. by the Time of Delivery but such payment shall not relieve such Underwriter from its obligations hereunder.

3.                                      Upon the authorization by the Representative of the release of the Notes, the several Underwriters propose to offer the Notes for sale upon the terms and conditions set forth in the Prospectus.

4.                                      (a)                                 Payment for the Notes shall be made by wire transfer of immediately available funds to the account(s) specified by the Company to the Representative against delivery to the nominee of The Depository Trust Company (“DTC”), for the account of each Underwriter, of one or more global notes representing the Notes (collectively, the “Global Notes”), with any transfer or other taxes payable in connection with the sale of the Notes duly paid by the Company. The Company will cause the Global Notes to be made available for checking at least twenty-four hours prior to the Time of Delivery with respect thereto.  The time and date of such delivery and payment shall be 9:00 a.m. New York City Time, on May 26, 2017 (the “Closing Date”) or such other time and date as the Representative and the Company may agree upon in writing.  Such time and date for delivery of the Notes is herein called the “Time of Delivery.”

(b)                                 The documents to be delivered at the Time of Delivery by or on behalf of the parties hereto pursuant to Section 7 hereof, including the cross receipt for the Notes and any additional documents requested by the Representative pursuant to Section 7(j) hereof, will be delivered at the offices of Holland & Knight LLP, 31 West 52nd Street, New York, NY 10019, or at such other place as shall be agreed upon by the Underwriters and the Company, including by electronic exchange of documents.  For the purposes of this Section 4, “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close.

5.                                      The Company covenants with each of the Underwriters:

(a)                                 To prepare the Prospectus in a form approved by the Representative and to file such Prospectus pursuant to Rule 424(b) under the 1933 Act (without reliance on Rule 424(b)(8)) not later than the Commission’s close of business on the second business day following the execution and delivery of this Agreement, or, if applicable, such earlier time as may be required by Rule 430B under the 1933 Act; to make no further amendment or any supplement to the Registration Statement or Prospectus which shall be disapproved by the Representative promptly after reasonable notice thereof; to advise the Representative, promptly after it receives notice thereof of the time when any amendment to the Registration Statement or any Rule 462(b) Registration Statement has been filed or becomes effective or any supplement to the Prospectus or any amended Prospectus has been filed and to furnish the Representative with copies thereof; to advise the Representative, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any preliminary prospectus, Issuer-Represented Free Writing Prospectus or Prospectus, of the suspension of the qualification of the Notes for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement, any preliminary prospectus, any Issuer-Represented Free Writing Prospectus or Prospectus (in each case, including any document incorporated or deemed to be incorporated by reference therein) or for additional information; and in the event of the issuance of any stop order or of any order preventing or suspending the use of any preliminary prospectus, Issuer-Represented Free Writing Prospectus or Prospectus or suspending any such qualification, promptly to use its best efforts to obtain the withdrawal of such order.

(b)                                 If at any time following issuance of an Issuer-Represented Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer-Represented Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement, the General Disclosure Package or the Prospectus or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company will notify promptly the Representative so that any use of such Issuer-Represented Free Writing Prospectus may cease until it is amended or supplemented and the Company will promptly amend or supplement such Issuer-Represented Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(c)                                  The Company represents and agrees that, unless it obtains the prior written consent of the Representative, and each Underwriter represents and agrees that, unless it obtains the prior written consent of each of the Company and the Representative, it has not made and will not make any offer relating to the Notes that would constitute an “issuer free writing prospectus,” as defined in Rule 433 under the 1933 Act, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405 under the 1933 Act, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Representative is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping. The Company represents that it has satisfied the conditions in Rule 433 to avoid a requirement to file with the Commission any electronic road show. The Company consents to the use by the Underwriters of an Issuer-Represented Free Writing Prospectus that contains information describing the preliminary terms of the Notes or is the Final Term Sheet, each of which is a Permitted Free Writing Prospectus.

(d)                                 Promptly from time to time to take such action as the Representative may reasonably request to qualify the Notes for offering and sale under the securities laws of such jurisdictions as the Representative may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Notes, provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction.

(e)                                  Prior to the close of business on the second business day next succeeding the date of this Agreement and from time to time, to furnish the Underwriters with copies of the Prospectus in New York City in such quantities as the Representative may from time to time reasonably request, and, if the delivery of a prospectus is required at any time prior to the expiration of nine months after the time of issue of the Prospectus in connection with the offering or sale of the Notes and if at such time any event shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or, if for any other reason it shall be necessary during such period to amend or supplement the Prospectus in order to comply with the 1933 Act or the 1933 Act Regulations, to notify the Representative and upon its request to prepare and furnish without charge to the Underwriters and to any dealer in securities as many copies as the Representative may from time to time reasonably request of an amended Prospectus or a supplement to the Prospectus which will correct such statement or omission or effect such compliance, and in case any Underwriter is required to deliver a prospectus in connection with sales of any of the Notes at any time nine months or more after the time of issue of the Prospectus, upon its request, to prepare and deliver to such Underwriter as many copies as the Representative may reasonably request of an amended or supplemented Prospectus complying with Section 10(a)(3) of the 1933 Act.

(f)                                   The Company will make generally available to its security holders as soon as practicable an earnings statement that satisfied the provisions of Section 11(a) of the 1933 Act and Rule 158 of the Commission promulgated thereunder covering a period of at least twelve months beginning with the first fiscal quarter of the Company occurring after the effective date of the Registration Statement; provided that such requirements shall be deemed met by the Company’s compliance with its reporting requirements pursuant to the 1934 Act if such compliance satisfies the conditions of Rule 158 under the Securities Act and the Company’s reports pursuant to the 1934 are available on EDGAR.  From the date of this Agreement and continuing through and including the date that is the New York Business Day following the Closing Date, the Company will not, and will not permit any Subsidiary to, without the prior written consent of the Representative, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the Company or any of its Subsidiaries.

(g)                                  To comply with the letter of representation of the Company to DTC relating to the approval of the Notes by DTC for “book-entry” transfer.

(h)                                 The Company, during the period when a prospectus is required to be delivered under the 1933 Act (including in circumstances where such requirement may be satisfied, with the prior consent of the Representative, by Rule 172 under the 1933 Act Regulations), will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.

(i)                                     To use the net proceeds received by it from the sale of the Notes pursuant to this Agreement in the manner specified in each of the General Disclosure Package and the Prospectus under the caption “Use of Proceeds”.

(j)                                    If the Company elects to rely on Rule 462(b), the Company shall file a Rule 462(b) Registration Statement with the Commission in compliance with Rule 462(b) by 10:00 p.m., Washington, D.C. time, on the date of this Agreement, and the Company shall at the time of filing either pay to the Commission the filing fee for the Rule 462(b) Registration Statement or give irrevocable instructions for the payment of such fee pursuant to Rule 111(b) under the 1933 Act.

(k)                                 The Company will, pursuant to reasonable procedures developed in good faith, retain copies of each Issuer-Represented Free Writing Prospectus that is not filed with the Commission in accordance with Rule 433 under the 1933 Act.

6.                                      The Company covenants and agrees with the Underwriters that the Company will pay or cause to be paid the following:

(a)                                 (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the registration of the Notes under the 1933 Act and all other expenses in connection with the preparation, printing and filing of the Registration Statement, any preliminary prospectus, any Permitted Free Writing Prospectus and the Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to the Underwriters and dealers; (ii) the cost of printing or producing any agreement among Underwriters, this Agreement, the Blue Sky Memorandum and any other documents in connection with the offering, purchase, sale and delivery of the Notes; (iii) the filing fees incident to, and the fees and disbursements of counsel for the Underwriters in connection with, securing any required review by FINRA of the terms of the sale of the Notes; (iv) the cost and charges of any transfer agent or registrar; (v) the fees and expenses of the Trustee and any paying agent (including reasonable related fees and disbursements of any counsel to such parties); (vi) all expenses incurred by the Company in connection with any “road show” to potential investors; (vii) all reasonable out-of-pocket fees and expenses incurred by the Underwriters in connection with their services to be rendered hereunder including, without limitation, road show or investor presentation expenses, word processing charges, the costs of printing or producing any investor presentation materials, messenger and duplicating service expenses, facsimile expenses and other customary expenditures (including the reasonable out-of-pocket fees and expenses of counsel to the Underwriters, which expenses of counsel shall not exceed $100,000 (the “Cap”)); and (viii) all other reasonable costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section 6.

(b)                                 If this Agreement is terminated by the Representative in accordance with the provisions of Section 9 hereof; the Company shall reimburse the Underwriters for all of their reasonable out-of-pocket expenses, including the reasonable out-of-pocket fees and disbursements of counsel for the Underwriters, incurred prior to the date of such termination subject to the Cap.

7.                                      The obligations of the Underwriters hereunder, as to the Notes to be delivered at the Time of Delivery, shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the Company herein are, at and as of the Time of Delivery, true and correct, the condition that the Company shall have performed all of its obligations hereunder theretofore to be performed, and the following additional conditions:

(a)                                 The Prospectus containing the Rule 430B Information shall have been filed with the Commission pursuant to Rule 424(b) in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(d)(8)) and in accordance with Section 5(a) hereof, the Final Term Sheet and any other material required to be filed by the Company pursuant to Rule 433(d) under the 1933 Act shall have been filed with the Commission within the applicable time periods prescribed in such filings by Rule 433; if the Company has elected to rely upon Rule 462(b), the Rule 462(b) Registration Statement shall have become effective by 10:00 p.m, Washington, D.C. time, on the date of this Agreement; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; and all requests for additional information on the part of the Commission shall have been complied with to the reasonable satisfaction of the Representative; and, to the extent applicable, the FINRA shall have raised no objection to the fairness and reasonableness of the underwriting terms and arrangements.

(b)                                 Holland & Knight LLP, counsel for the Underwriters, shall have furnished to the Representative such written opinion or opinions, dated as of the Time of Delivery, with respect to matters as the Representative may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters.

(c)                                  Buchalter, a Professional Corporation, counsel for the Company, shall have furnished to the Representative such counsel’s written opinions, dated as of the Time of

Delivery, in form and substance reasonably satisfactory to the Representative, substantially in the form of Annex II hereto.

(d)                                 At the time of execution of this Agreement, Crowe Horwath LLP shall have furnished to the Representative a letter or letters, dated the date of this Agreement, in form and substance satisfactory to the Representative, containing statements and information of the type ordinarily included in accountants “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the preliminary prospectus supplement dated May 22, 2017 and the Prospectus and, at the effective date of any post-effective amendment to the Registration Statement after the date of this Agreement and at the Time of Delivery, Crowe Horwath LLP shall have furnished to the Representative a letter or letters, dated as of the Time of Delivery, as the case may be, in form and substance reasonably satisfactory to the Representative, to the effect that they reaffirm the statements made in a letter or letters furnished at the time of execution of this Agreement, except that the specified date referred to therein shall be a date not more than three business days prior to such effective date or Time of Delivery, as the case may be.

(e)                                  (i)  Neither the Company nor any of its Subsidiaries shall have sustained since the date of the latest audited financial statements included in each of the General Disclosure Package and the Prospectus any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in each of the General Disclosure Package and the Prospectus, and (ii) since the respective dates as of which information is given in each of the General Disclosure Package and the Prospectus there shall not have been any change in the capital stock or long-term debt of the Company or any of its Subsidiaries or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, shareholders’ equity or results of operations of the Company and its Subsidiaries, otherwise than as set forth or contemplated in each of the General Disclosure Package and the Prospectus, the effect of which, in any such case described in clause (i) or (ii), is in the judgment of the Representative so material and adverse as to make it impracticable or inadvisable to proceed with the public offering or the delivery of the Notes being delivered at the Time of Delivery on the terms and in the manner contemplated in each of the General Disclosure Package and the Prospectus. As used in this paragraph, references to the General Disclosure Package and the Prospectus exclude any amendments or supplements thereto subsequent to the date of this Agreement.

(f)                                   On or after the date hereof (i) no downgrading shall have occurred in the rating accorded to the Company’s debt securities by any “nationally recognized statistical rating organization,” as that term is defined by the Commission for purposes of Rule 436(g)(2) under the 1933 Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Company’s debt securities.

(g)                                  On or after the date hereof there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market or any setting of minimum or maximum prices for trading on such exchange; (ii) a suspension or material limitation in trading of any securities of the Company on any exchange or in the over-the-counter market; (iii) a general moratorium on commercial banking activities declared by either federal, New York or California state authorities; (iv) any major disruption of settlements of securities, payment, or clearance services in the United States or any other country where such securities are listed; or (v) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or a material adverse change in general economic, political or financial conditions, or currency exchange rates or exchange controls, including, without limitation, as a result of terrorist activities after the date hereof (or the effect of international conditions on the financial markets in the United States shall be such), or any other calamity or crisis, if the effect of any such event specified in this clause (v) in the judgment of the Representative makes it impracticable or inadvisable to proceed with the public offering or the delivery of the Notes being delivered at the Time of Delivery on the terms and in the manner contemplated in either the General Disclosure Package or the Prospectus or to enforce contracts for the sale of the Notes.

(h)                                 At the Time of Delivery, the Global Note shall be eligible for clearance, settlement and trading in book-entry-only form through the facilities of DTC.

(i)                                     The Company shall have complied with the provisions of Section 5(e) hereof with respect to the furnishing of prospectuses on the second business day next succeeding the date of this Agreement.

(j)                                    The Company shall have furnished or caused to be furnished to the Representative at the Time of Delivery certificates of officers of the Company satisfactory to the Representative to the effect that (i) the representations and warranties in Section 1 hereof are true and correct with the same force and effect as though expressly made at and as of the Time of Delivery, (ii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Time of Delivery, (iii) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are to their knowledge contemplated or threatened by the Commission, (iv) no event of default under the Indenture or default with notice and/or lapse of time that would be an event of default in respect of the Notes has occurred and is continuing, and (v) as to such other matters as the Representative may reasonably request.  Any certificate signed by any officer of the Company and delivered to the Underwriters or counsel for the Underwriters in connection with the sale of the Notes contemplated hereby shall be deemed a representation and warranty by the Company to the Underwriters and shall be deemed to be a part of Section 1 hereof and incorporated therein by reference.

8.                                      (a)                                 The Company agrees to indemnify and hold harmless each Underwriter against any losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, the Registration Statement, the General Disclosure Package, the Prospectus or any individual Issuer-Represented Limited-Use Free Writing Prospectus, when considered together with the General Disclosure Package, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and will reimburse each such indemnified party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such action or claim as such expenses are incurred; provided, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus, the Registration Statement, the General Disclosure Package, the Prospectus or any individual Issuer-Represented Limited-Use Free Writing Prospectus, when considered together with the General Disclosure Package, or any such amendment or supplement in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representative expressly for use therein; provided that the Company and the Underwriters hereby acknowledge and agree that the only information that the Underwriters have furnished to the Company specifically for inclusion in any preliminary prospectus, the Registration Statement, the General Disclosure Package, the Prospectus or any individual Issuer-Represented Limited-Use Free Writing Prospectus, or any amendment or supplement thereto, are (i) the concession and reallowance figures appearing in the Prospectus in the section entitled “Underwriting” and (ii) the eighth and ninth paragraphs appearing in the Prospectus in the section entitled “Underwriting” relating to stabilization transactions and over-allotment transactions in which the Underwriters may engage (collectively, the “Underwriters’ Information”).

(b)                                 Each Underwriter, severally and not jointly, agrees to indemnify and hold harmless the Company against any losses, claims, damages or liabilities to which the Company may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, the Registration Statement, the General Disclosure Package, the Prospectus, or any individual Issuer-Represented Limited-Use Free Writing Prospectus, when considered together with the General Disclosure Package, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to  the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such preliminary prospectus, the Registration Statement, the General Disclosure Package, the Prospectus or such individual Issuer-Represented Limited-Use Free Writing Prospectus, when considered together with the General Disclosure Package, or any such amendment or supplement, in reliance upon and in conformity with the Underwriters’ Information; and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred.

(c)                                  Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection.  In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.  No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d)                                 If the indemnification provided for in this Section 8 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Notes.  If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give promptly the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company, on the one hand, and the Underwriters, on the other, in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations.  The relative benefits received by the Company, on the one hand, and the Underwriters, on the other, shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the Prospectus.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Underwriters on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Company and the Underwriters agree that it would not be just and equitable if contributions pursuant to this subsection (d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d).  The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount which such Underwriter received in underwriting discounts and commissions pursuant to this Agreement has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint.

(e)                                  The obligations of the Company under this Section 8 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls (within the meaning of the 1933 Act) any Underwriter, or any of the respective partners, directors, officers and employees of any Underwriter or any such controlling person; and the several obligations of the Underwriters under this Section 8 shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each director of the Company (including any person who, with his or her consent, is named in the Registration Statement as about to become a director of the Company), each officer of the Company who signs the Registration Statement and to each person, if any, who controls the Company, within the meaning of the 1933 Act.

9.                                      (a)                                 If any Underwriter shall default in its obligation to purchase the Notes which it has agreed to purchase hereunder at the Time of Delivery, the Representative may in its discretion arrange for it or another party or other parties to purchase such Notes on the terms contained herein. If within thirty-six hours after such default by any Underwriter the Representative does not arrange for the purchase of such Notes, then the Company shall be entitled to a further period of thirty-six (36) hours within which to procure another party or other parties reasonably satisfactory to the Representative to purchase such Notes on such terms. In the event that, within the respective prescribed periods, the Representative notifies the Company that it has so arranged for the purchase of such Notes, or the Company notifies the Representative that it has so arranged for the purchase of such Notes, the Representative or the Company shall have the right to postpone the Time of Delivery for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Registration Statement or the Prospectus, or in any other documents or arrangements, and the Company agrees to file promptly any amendments to the Registration Statement or the Prospectus which in the Representative’s opinion may thereby be made necessary.  The term “Underwriter” as used in this Agreement shall include any person substituted under this Section 9 with like effect as if such person had originally been a party to this Agreement with respect to such Notes.

(b)                                 If, after giving effect to any arrangements for the purchase of the Notes of a defaulting Underwriter or Underwriters by the Representative and the Company as provided in subsection (a) above, the aggregate amount of such Notes which remains unpurchased does not exceed one-tenth of the aggregate amount of all the Notes to be purchased at the Time of Delivery, then the Company shall have the right to require each non-defaulting Underwriter to purchase the amount of Notes which such Underwriter agreed to purchase hereunder at the Time of Delivery and, in addition, to require each non-defaulting Underwriter to purchase its pro rata share (based on the amount of Notes which such Underwriter agreed to purchase hereunder) of the Notes of such defaulting Underwriter or Underwriters for which such arrangements have not been made; but nothing herein shall relieve a defaulting Underwriter from liability for its default.

(c)                                  If, after giving effect to any arrangements for the purchase of the Notes of a defaulting Underwriter or Underwriters by the Representative and the Company as provided in Section 9(a) hereof, the aggregate amount of such Notes which remains unpurchased exceeds one-tenth of the aggregate amount of all the Notes to be purchased at the Time of Delivery, or if the Company shall not exercise the right described in Section 9(b) hereof to require non-defaulting Underwriters to purchase Notes of a defaulting Underwriter or Underwriters, then this Agreement shall thereupon terminate, without liability on the part of any non-defaulting Underwriter or the Company, except for the expenses to be borne by the Company as provided in Section 6 hereof and the indemnity and contribution and other agreements in Section 8 hereof; but nothing herein shall relieve a defaulting Underwriter from liability for its default.

10.                               The respective indemnities, agreements, representations, warranties and other statements of the Company and the several Underwriters, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Underwriter or any controlling person of any Underwriter, or the Company, or any officer or director or controlling person of the Company, and shall survive delivery of and payment for the Notes.

11.                               If this Agreement is terminated pursuant to Section 9 hereof, the Company shall then not be under any liability to any Underwriter, except as provided in Sections 6 (in the case of the Company) and 8 (in the case of the Company and the Bank) hereof; but, if for any other reason, any Notes are not delivered by or on behalf of the Company as provided herein, the Company will reimburse the Underwriters through the Representative for all reasonable out-of-pocket expenses, including reasonable out-of-pocket fees and disbursements of counsel, incurred by the Underwriters in connection with the transactions contemplated hereby, including, without limitation, marketing, syndication and travel expenses incurred by the Underwriters in making preparations for the purchase, sale and delivery of the Notes not so delivered subject to the Cap, but the Company shall then be under no further liability to the Underwriters except as provided in Sections 6 and 8 hereof.

12.                               The Company acknowledges and agrees that:

(a)                                 in connection with the sale of the Notes, the Underwriters have been retained solely to act as underwriters, and no fiduciary, advisory or agency relationship between the Company, on the one hand, and the Underwriters, on the other hand, has been created in respect of any of the transactions contemplated by this Agreement;

(b)                                 the interest rate and price of the Notes set forth in this Agreement was established following discussions and armslength negotiations between the Company and the Underwriters, and the Company is capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement;

(c)                                  it has been advised that the Underwriters and their respective affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that each Underwriter has no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d)                                 it waives, to the fullest extent permitted by law, any claims it may have against any Underwriter for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that each Underwriter shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including shareholders, employees, depositors or creditors of the Company.

13.                               In all dealings hereunder, the Representative shall act on behalf of each of the Underwriters, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Underwriter made or given by the Representative.

14.                               All statements, requests, notices and agreements hereunder shall be in writing, and if to the Underwriters shall be delivered or sent by mail or facsimile transmission to the Representative at 1251 Avenue of the Americas, 6th Floor, New York, NY 10020, Attention: General Counsel, Facsimile No.:(212) 466-7996, with a copy to Holland & Knight LLP, 800 17th Street, NW, Suite 1100, Washington, DC 20006, Attention: Mark Goldschmidt and Kevin Houlihan, Facsimile No.: (202) 955-5564; and if to the Company shall be delivered or sent by mail to the Company at  150 Almaden Boulevard, San Jose, CA 95113, Attention: Walter T. Kaczmarek, Facsimile No.: (408) 534-4940, with a copy to Buchalter, a Professional Corporation, 1000 Wilshire Blvd., Suite 1500, Los Angeles, CA 90017, Attention: Mark Bonenfant, Facsimile No.: (213) 891-0700; provided, that any notice to an Underwriter pursuant to Section 8(c) hereof shall be delivered or sent by mail or facsimile transmission to such Underwriter at its address which will be supplied to the Company by the Representative upon request.  Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

15.                               This Agreement shall be binding upon, and inure solely to the benefit of, the Underwriters, the Company and, to the extent provided in Sections 8 and 10 hereof, the officers and directors of the Company and each person who controls the Company or any Underwriter, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.  No purchaser of any of the Notes from any Underwriter shall be deemed a successor or assign by reason merely of such purchase.

16.                               Time shall be of the essence of this Agreement.  As used herein, the term “business day” shall mean any day when the Commission’s office in Washington, D.C. is open for business.

17.                               This Agreement supersedes all prior agreements and understandings (whether written or oral) between or among the parties hereto, or any of them, with respect to the subject matter hereof.

18.                               This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

19.                               This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, and upon the acceptance hereof by the Representative, on behalf of each of the Underwriters, this letter and such acceptance hereof shall constitute a binding agreement among each of the Underwriters and the Company.

Very truly yours,

HERITAGE COMMERCE CORP

By:	/s/ Lawrence D. McGovern
	Name:	Lawrence D. McGovern
	Title:	Chief Financial Officer

[Signature Page to Underwriting Agreement]

CONFIRMED AND ACCEPTED
as of the date hereof:

SANDLER O’NEILL & PARTNERS, L.P.,
as Representative of the Underwriters

By:	Sandler O’Neill & Partners Corp.,
the sole general partner

By:	/s/ Robert Kleinert
Name:
Title:

[Signature Page to Underwriting Agreement]

SCHEDULE I

$40,000,000

5.25% Fixed-to-Floating Rate Subordinated Notes due 2027

Underwriter	Principal Amount of the Notes
Sandler O’Neill & Partners, L.P.	$28,000,000
Keefe, Bruyette & Woods, A Stifel Company	$12,000,000

SCHEDULE II

Issuer-Represented General Use Free Writing Prospectuses

1.                                      Investor Presentation, dated May 22, 2017

2.                                      The Final Term Sheet for the Notes

SCHEDULE III

Final Term Sheet for the Notes

$40,000,000

5.25% Fixed-to-Floating Rate Subordinated Notes Due June 2027

This term sheet relates only to the securities described below and supplements and should be read together with the preliminary prospectus supplement dated May 22, 2017 and the accompanying prospectus (including the documents incorporated by reference therein) relating to those securities. Capitalized terms used in this term sheet but not defined have the meanings given to them in such preliminary prospectus supplement.

Issuer:	Heritage Commerce Corp. (“HTBK”) (the “Company”)

Security:	Subordinated Notes

Aggregate Principal Amount:	$40,000,000

Rating:

Kroll Bond Rating Agency: BBB

A rating reflects only the view of the rating agency, and it is not a recommendation to buy, sell or hold the Notes. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if such rating agency decides that circumstances warrant that change. Each rating should be evaluated independently of any other rating.

Trade Date:	May 23, 2017

Settlement Date:	May 26, 2017

Final Maturity (if not previously redeemed):	June 1, 2027

Coupon:

5.25% per annum, from and including the Settlement Date, to but excluding June 1, 2022, payable semi-annually in arrears. From and including June 1, 2022 to the maturity date or early redemption date, the interest rate shall reset quarterly to an interest rate per annum

Schedule III-1

equal to the then current three month LIBOR rate (provided, however, that in the event three-month LIBOR is less than zero, three month LIBOR shall be deemed to be zero) plus 336.5 basis points, payable quarterly in arrears.

Issue Price to Investors:	100%

Interest Payment Dates:

Interest on the Subordinated Notes will be payable semi-annually on June 1 and December 1 of each year through June 1, 2022 and quarterly thereafter on March 1, June 1, September 1 and December 1 of each year through the maturity date or early redemption date. The first interest payment will be made on December 1, 2017.

Day Count Convention:	30/360 but excluding June 1, 2022, and, thereafter, a 360-day year and the number of days actually elapsed.

Call Provision:

The Company may, at its option, beginning with the interest payment date of June 1, 2022, and on any interest payment date thereafter, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest to but excluding the date of redemption

Special Event Redemption:

The Company may redeem the Subordinated Notes, at its option, if (i) a change or prospective change in law occurs that could prevent HTBK from deducting interest payable on the Subordinated Notes for U.S. Federal income tax purposes, (ii) a subsequent event occurs that could preclude the Subordinated Notes from being recognized as Tier 2 capital for regulatory capital purposes, or (iii) HTBK could be required to register as an investment company pursuant to the Investment Company Act of 1940, as amended, in each case, at a redemption price equal to the aggregate principal amount of the Subordinated Notes being redeemed plus any accrued and unpaid interest to, but excluding, the date of redemption.

Underwriters’ Discount:	1.50%

Net Proceeds to Issuer (after underwriters’ discounts, but before expenses):	$39,400,000

Schedule III-2

Denominations:	$1,000 denominations and integral multiples of $1,000

Subordination & Ranking:

The Subordinated Notes will be unsecured, subordinated and:

•                  will rank junior in right of payment and upon HTBK’s liquidation to HTBK’s existing and all of HTBK’s future senior indebtedness;

•                  will rank equally in right of payment and upon HTBK’s liquidation with HTBK’s existing and all future indebtedness the terms of which provide that such indebtedness ranks equally with promissory notes, bonds, debentures and other evidences of indebtedness of types that include the Subordinated Notes;

•                  will rank senior in right of payment and upon HTBK’s liquidation to (i) existing junior subordinated debentures underlying outstanding trust preferred securities, and (ii) any indebtedness the terms of which provide that such indebtedness ranks junior to promissory notes, bonds, debentures and other evidences of indebtedness of types that include the Subordinated Notes; and

•                  will be effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities of HTBK’s current and future subsidiaries, including without limitation, its bank subsidiary liabilities to depositors in connection with the deposits in each bank, as well as to its subsidiary’s liabilities to general creditors and liabilities arising during the ordinary course or otherwise.

Listing and Trading Markets:

The Company does not intend to list the Subordinated Notes on any securities exchange or to have the Subordinated Notes quoted on a quotation system. Currently there is no public market for the Subordinated Notes and there can be no assurances that any public market for them will develop.

Use of Proceeds:	The Company intends to use the net proceeds of the offering for general corporate purposes, including but not

Schedule III-3

limited to payment of dividends, continued debt service, and may include advances to the Bank to finance its activities and strategic acquisitions.

CUSIP / ISIN:	426927 AD1 / US426927AD10

Lead Book Running Manager:	Sandler O’Neill + Partners, L.P.

Passive Book Running Manager:	Keefe, Bruyette & Woods Inc., A Stifel Company

The Company has filed a shelf registration statement (File No. 333-213625) (including base prospectus) and related preliminary prospectus supplement dated May 22, 2017, with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, any related applicable preliminary prospectus supplement and any other documents that the Company has filed with the SEC for more information about the Company and the offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the related preliminary prospectus supplement if you request it by calling Sandler O’Neill + Partners, L.P. toll-free at 866-805-4128 or by emailing syndicate@sandleroneill.com or by calling Keefe, Bruyette & Woods, A Stifel Company, toll-free at 800-966-1559.

[To follow.]

Schedule III-4

ANNEX I

Subsidiaries

Direct and Indirect Subsidiaries of the Company

Bank subsidiary

Heritage Bank of Commerce

Non-bank subsidiaries of the Bank

CSNK Working Capital Finance Corp.

Almaden Boulevard Investments, LLC

ANNEX II

Form of Opinion of Counsel to the Company
to be delivered pursuant to Section 7(c)